January 4, 1999

Mr. Brian Kleinberg
357 Oxford Drive
Short Hills, New Jersey 07078

Dear Brian:

      This letter supersedes our prior correspondence with respect to the commencement date of your employment by Enhance Financial Services Group Inc. ("Enhance") and its subsidiaries, Singer Asset Finance Company L.L.C. and Enhance Consumer Finance, LLC (jointly, "Singer/ECF") and the compensation payable to you.

      You shall commence service as Executive Vice President of Enhance and CEO of Singer/ECF (collectively, the "Company") on the date of this letter. The period from that date until March 31, 1999 shall constitute a transition period, during which you shall be required to devote such time as necessary to the performance of your duties in such capacities but in all events less than 30 hours per week on average. Commencing April 1, 1999, you shall devote all your business time and effort to the performance of such duties without regard to any such specific maximum.

      As full compensation for serving in the foregoing capacities you shall receive the following:

      1.    Base salary at the rate of $300,000 per year.

      2. An annual target bonus for calendar periods of not less than 50% of then base salary, such rate to be increased consistent with the Company's senior executive compensation programs, provided that for 1999 bonus shall equal or exceed $250,000, to be prorated should your employment be terminated prior to the expiration to twelve months (i) by the Company other than for cause or (ii) by you for cause.

      3. A stock option for 85,000 shares of Enhance common stock pursuant to the 1997 Long Term Incentive Plan for Key Employees of Enhance, at an exercise price equal to the NYSE closing price of such stock on the date of the commencement of your employment. Of said stock option, 6,000 shares shall be automatically forfeited to Enhance on April 1, 1999 should your predecessor employer, American Express, not have communicated to you prior to said date that it has conclusively determined you to be ineligible for continued benefits under paragraphs 2(b), 2(d) and 4 of your letter severance agreement dated December 14, 1998 with said company.

      4. A sign-on bonus of $150,000, payable within 30 days after the commencement of your employment.

      5. Additional compensation based on specific financial goals of Singer/ECF as outlined by the Company prior to the commencement of your employment and to each anniversary thereof.

      6. All additional benefits and perquisites made available to other senior executive officers of the Company for which you are eligible.

      In addition, you shall participate in the Management Severance Protection Program of Enhance. For 1999, the "prior year's annual bonus," as contemplated by and where applicable under such program, shall be equal to the average of the bonuses awarded to Enhance's executive vice presidents for 1998.

                                                     Very truly yours,


                                                     /s/Elaine Eisenman
                                                     Elaine Eisenman

AGREED TO:


/s/ Brian Kleinberg                   01/28/99
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Brian Kleinberg                         Date


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